EXHIBIT 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

January 16, 2004

RC Trust I
c/o Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451

     Re: RC Trust I

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Raytheon Company, a Delaware corporation (the “Company”), and RC Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

     (a) The Certificate of Trust of the Trust, dated as of April 4, 2001 (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 4, 2001;

     (b) The Declaration of Trust of the Trust, dated as of April 4, 2001, between the Company, as sponsor, and the trustees of the Trust named therein;

     (c) The Amended and Restated Declaration of Trust of the Trust, dated as of May 9, 2001 (including Exhibits A and B thereto) (the “Declaration”), by and among the Company, as sponsor, The Bank of New York, a New York banking corporation, as property trustee, The Bank of New York (Delaware), a Delaware banking corporation, as Delaware trustee, Richard A. Goylia, Franklyn A. Caine and Thomas D. Hyde, as regular trustees, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

RC Trust I
January 16, 2004

     (d) The Prospectus, dated April 6, 2001, and the Prospectus Supplement, dated May 3, 2001 (jointly, the “Prospectus”), relating to the 8.25% Equity Security Units, each of which consists of a purchase contract issued by the Company for its Class B common stock and a trust preferred security of the Trust representing an undivided beneficial interest in the assets of the Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”);

     (e) The Post-Effective Amendment No. 2 to Registration Statement No. 333-82529 and Post-Effective Amendment No. 1 to Registration Statement No. 333-58474, as proposed to be filed by the Company, the Trust and RC Trust II, a Delaware statutory trust, with the Securities and Exchange Commission (the “SEC”) on or about January 16, 2004 (the “Registration Statement”); and

     (f) A Certificate of Good Standing for the Trust, dated January 14, 2004, obtained from the Secretary of State.

     Capitalized terms used herein and not otherwise defined are used as defined in the Declaration.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii)the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security has been issued by the Trust (collectively , the “Preferred Security Holders”) of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, was in accordance with the Declaration and the Prospectus, and (vii) that the Preferred Securities were issued and sold to the Preferred Security Holders in accordance with the Declaration and the Prospectus. We have not participated in the preparation of the Registration Statement or the Prospectus, and assume no responsibility for their contents.

RC Trust I
January 16, 2004

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

     2. The Preferred Securities represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

     3. The Preferred Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declaration, (A) to pay taxes or other governmental charges arising from transfers or exchanges of Preferred Security Certificates and the issuance of replacement Preferred Security Certificates, and (B) to provide security and indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and powers under the Declaration.

     We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ Richards, Layton & Finger, P.A.

BJK/LJR